CONSULTING SERVICES AGREEMENT

This Corporate Development Consulting Services Agreement (the "Agreement") is entered into this 7 day of August 2013, by and between Innovision Ltd. ("Consultant"), a Colorado corporation, and Seafarer Exploration ("Client").

Preliminary Statement

1. Consultant is in the business of advising businesses in matters described generally in Section 2, below; and

2. Client desires to hire Consultant to provide such services upon the terms and conditions hereinafter and for the consideration described herein as set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Client hires Consultant and they agree with each other as follows:

Section 1. Engagement. Consultant shall provide one or more of the services described in Section 2, when, as and if requested by Client. Client's president or other officer designated in writing shall be the only person authorized to request such services, and each request shall identify Client personnel who are to provide information, direction and instruction to and receive communications from Consultant regarding any specific project.

Section 2. Services. Consultant shall provide assistance, advice, consultation, research and reports to the Client's directors and officers as requested by Client.

a. Corporate planning and strategy negotiations;
b. Researching statutory requirements at federal, state and foreign levels ;
c. Researching and Analyzing historical data and background data.
d. Developing a comprehensive investor relations strategy and response participation;
e. Strategic planning and operational support services;

Each discrete request for services and the services performed pursuant to such request may be referred to herein as a "project". Under no circumstance shall Consultant's task include any management function or responsibility, supervision of personnel, operations or business activity in or control over, direct or indirect, any of the foregoing areas.

Section 3. Excluded services. Client understands and acknowledges that Consultant is not engaged to provide any service, which if provided in certain cases either would require licensing or would cause Consultant to violate a law or regulation;

Section 4. Client obligations. Client shall deliver to the Consultant complete and accurate information appropriate to and as requested by Consultant for the purpose of providing service with respect to any project. To the extent any information is withheld, is not available for whatever reason or is incomplete or inaccurate, Consultant shall be excused from

performance of service with respect to a project or such service shall be limited to the accurate information provided by Client.

Section 5. Compensation and Fees. Client shall compensate Consultant for its services, as follows:

a. For consulting services in the amount of 100,000 restricted common shares due and payable in advance.

Section 6. Expenses. Client agrees to pay all reasonable expenses incurred by Consultant in performing services requested by Client. Expenses include but are not limited to travel, lodging, food, FEDEX, express mail and extraordinary communications; copy and printing, special supplies and temporary personnel; provided, that any expense will be authorized by Client prior to Consultant incurring such expenses.

Section 7. Non-Exclusivity; Performance; Confidentiality. Consultant's services are not reserved exclusively for Client under this Agreement and Consultant may perform similar or different services for other persons or entities during the term of this Agreement. Consultant agrees that it shall at all times, faithfully, to the best of its ability and in a professional manner perform services as, when and if requested by Client pursuant to the terms of this Agreement. Consultant shall be required to expend only such time as it deems necessary to complete each project in a commercially reasonable manner. Other than to use diligence and its best ability in the performance of its duties, Consultant neither warrants nor guarantees the value, merit and wisdom or the outcome of following any of its advice, recommendation or reports on any project. Client shall use its independent business judgment and experience in adopting or rejection all or any part of Consultant's assistance, advice, consultation, research, recommendation or reports and acknowledges that it is fully and entirely responsible for conduct of any activities based thereon, the results achieved and outcomes experienced in the execution thereof, for which Consultant shall have no liability whatsoever. Consultant acknowledges and agrees that Client may deliver to Consultant confidential, proprietary and trade-secret information and Consultant shall not be, directly or indirectly, disclosed to a third party without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

Section 8. Independent Contractor. Consultant is an independent contractor and not an employee of Client. Consultant shall provide the services required hereunder according to its own means and methods of work, at times (not including delivery schedules, which shall be mutually agreed upon) and locations it determines, and Consultant shall not be subject to the control or supervision of Client, except as to the results of the work. Consultant shall be exclusively responsible for withholding of federal income tax and employee Social Security contributions and for employer Social Security contributions, and comparable state tax items, on salary and compensation paid by Consultant to its employees who render services to Client under this Agreement.

Section 9. Term. This Agreement shall commence on the earlier of the date on which Consultant performs the first service(s)/acts which are the subject of this Agreement or the date first above written and shall continue for a period of one month from the date first above written, unless extended by mutual agreement. Unless specifically subject to different terms and compensation set forth in writing as an amendment to this Agreement, any request made by Client for services to be rendered by Consultant and Consultant agreeing to undertake or undertaking to perform the requested services after the expiration hereof shall be subject to this Agreement.

Section 10. Termination. This Agreement may be terminated by either party.

Section 11. Representations, Warrants and Covenants. The Client represents and warrants to and covenants with and to the Consultant as follows:

a. Client's CEO has approved this Agreement and the engagement of Consultant and the person executing this Agreement on behalf of Client is fully authorized and empowered so to do.

b. The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities, which affect the Client its properties, assets, business or prospects.

Section 12. Arbitration and Fees. The parties will attempt to settle any controversy or claim arising out of or relating to this Agreement, or breach or violation hereof, by mutual agreement; or if not settled, shall be exclusively resolved by mandatory arbitration in accordance with the rules of JAMS and rules of civil discovery of the State of Colorado. Any decision rendered by a panel of three arbitrators shall be binding upon the parties and shall be enforceable by the prevailing party as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled, in addition to such relief on the merits as may be granted by the arbitrators, to reasonable attorneys' fees and costs, including expert witness fees. If action for collection is required for payment not made when due of any arbitration award, the prevailing party shall collect statutory interest and costs of collection, including court costs and attorney's fees, and attorneys' fees on appeal of any judgment.

Section 13. Notices. Any notice or other communication required or permitted hereunder (not including routine communication with respect to a project) must be in writing. Delivery of such notice or communication shall be by hand with written acknowledgement of receipt or sent by either, (i) certified mail, postage prepaid, return receipt requested and First Class mail; (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with a printed session report and an original mailed by first class mail, postage prepaid, addressed as follows:

If to the Client: Seafarer Exploration Corp.
14497 N. Dale Maybry, Ste 209N
Tampa, FL 33618

If to Consultant: Innovision Ltd.
7575 Concord Dr.
Boulder, CO 80301

or, to such other address and facsimile number as shall have last been furnished by like notice. Each notice or communication shall be deemed to have been given at the earlier of date of physical delivery or the date mailed; provided, however, that with respect to any notice sent by facsimile, if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing shall be deemed to be the date upon which notice has been given.

Section 14. Additional Provisions. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations between the parties to this Agreement. There are not third party beneficiaries of this Agreement. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, not including the conflicts of law rules. The venue for any legal dispute arising in connection with this agreement shall the in the State of Colorado, County of Boulder

Section 15. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In witness whereof, the parties hereto have entered into this Agreement on the date first above written.

(Company)
Seafarer Exploration Corp.

Kyle Kennedy, CEO

"Consultant"
Innovision Ltd

James Alexander, Partner